Exhibit 99.1

CardioDynamics Announces Five ICG Studies at Seventh Annual Heart
Failure Society of America Meeting; BioZ's Systolic Time Ratio
Parameter Predicts Mortality Outcome

    Seventh Annual Heart Failure Society of America Scientific Meeting

    SAN DIEGO--(BUSINESS WIRE)--Sept. 23, 2003--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography
(ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today announced the results of five ICG clinical studies presented this week at the Seventh Annual Heart Failure Society of America (HFSA) Scientific Meeting in Las Vegas.
    "There are over 75 BioZ ICG studies to date, but this is the first time we have had five separate ICG studies presented at any medical meeting," stated Michael K. Perry, CardioDynamics' chief executive officer. "Each study and presentation helps further educate physicians on the important role our ICG technology plays in cardiac medicine. There is a growing demand to learn more about ICG's applications and outcomes benefits, especially in the treatment of heart failure and its major precursor, high blood pressure. Our BioZ heart monitors are providing clinicians with objective patient data needed to predict outcomes, test new therapies, validate or change older treatments and better manage drug selection and dosing."
    In the first study, researchers at the Texas Heart Institute, Houston, utilized the company's BioZ to assess the relationship between systolic time ratio (STR), the ratio of electrical to mechanical timing in the heart, and mortality in patients with heart failure. A high STR value indicates poor heart function. The study of 49 active heart failure patients versus 24 deceased heart failure patients showed STR was "high" in 51% of the active patients and 83% of the deceased patients.
    The researchers concluded the results suggest that high STR measurements correlate to mortality and NYHA (New York Heart Association) class and that the BioZ parameters may be used in risk stratification and management of outpatients with heart failure.
    The second study, by researchers at Christ Advocate Hospital, Chicago, demonstrated the BioZ's stroke volume (SV) measurement as an important parameter to identify diastolic heart failure and monitor effectiveness of therapy. Without the BioZ, clinicians treating diastolic heart failure rely on heart rate to determine whether the patients have improved their ability to function. This study was noteworthy as it demonstrated that stroke volume was more sensitive than heart rate in assessing response to treatment in diastolic heart failure patients.
    The third and fourth studies, conducted at Christ Advocate Hospital, Chicago, and Owensboro Heart and Vascular, Owensboro, Ky., utilized the BioZ to track the blood flow effects of nesiritide, a new heart failure drug that has been shown to reduce the length of stay and 30-day re-admissions in hospitalized patients. The BioZ demonstrated itself as an important tool in monitoring and measuring the positive hemodynamic (blood flow) effects of nesiritide therapy.
    In the fifth study, researchers at Loyola University, Chicago, tested and concluded that the BioZ TFC measurement may be a suitable method for determining the severity of heart failure and/or the presence of acute decompensation (patient instability).
    The company also announced that a special Continuing Medical Education Symposium, Beyond the Four Quadrants: The Critical Emerging Role of Impedance Cardiography in Heart Failure, is scheduled for Wednesday, Sept. 24, at the Mandalay Bay Hotel, Las Vegas. The University of Minnesota is sponsoring the symposium, and Philips Medical Systems and CardioDynamics are providing an educational grant. Marc A. Silver, MD, FACP, FACC, FCCP, FCGC, director, Heart Failure Institute at Christ Hospital and Medical Center, Oak Lawn, Ill., will chair the program, and Alan S. Maisel, MD, FACC, director, Coronary Care Unit at San Diego Veterans Hospital, and John E. Strobeck, MD, PhD, FACC, director, Heart-Lung Center, Hawthorne, N.J., will be presenting. The symposium will educate attendees about ICG monitoring methods and their clinical utility in the treatment of heart failure.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies, Philips Medical Systems and Vasomedical. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics
             Bonnie Ortega, Investor Relations
             888-522-2342, ext. 1005
             bortega@cardiodynamics.com
                 or
             Irene Paigah, Media Relations
             888-522-2342, ext. 1012
             ipaigah@cardiodynamics.com